I-Minerals Inc. Suite 880 - 580 Hornby Street Vancouver, BC, V6C 3B6 Phone: 604.303.6573 Fax: 604.684.0642 Email: info@imineralsinc.com

I-Minerals Receives Operation and Reclamation Plan Approval

 Vancouver, B.C. May 2, 2017 - I-Minerals lnc.  (TSX.V: IMA; OTCQB: IMAHF; Frankfurt 61M) (the "Company") is pleased to announce that further to its press release of April 5, 2017 wherein the company reported it had re-filed its Operation and Reclamation Plan (“ORP”) with the Idaho Department of Lands (the “IDL”), the amended ORP has been accepted by the IDL.  The approval of the ORP, together with the recently received water permit from the Idaho Department of Water Resources (“IDWR”) positions the Company to be able to begin construction, subject to financing and certain bonding requirements.

“This is an exceptional achievement for I-Minerals and the result of many months of hard work, by our staff and our environmental engineering consultant HDR Engineering, Inc.,” stated Thomas Conway, President and CEO of I-Minerals Inc.  “Few exploration companies ever get their projects to the full feasibility stage and those that do often face long permitting challenges, particularly in US jurisdictions.  I-Minerals completed the Feasibility and Permitting tasks in just over two years, which speaks volumes to the quality of our project, our team and the abilities of the permitting agencies to recognize that the Bovill Kaolin Project, which will be a non-metal mine, has less impacts than most mines. Plus, we have gone above and beyond what otherwise might be required through good environmental stewardship methodologies such as dry stacking of the tailings and a zero water discharge operation.”

The ORP was approved subject to standard terms including:

1.	All refuse, chemical and petroleum products to be stored in designated location at least 100 feet from any surface water;

2.	State water quality standards to be maintained at all times during the life of the operation

3.	Erosions and non-point source pollution shall be minimized by careful design and implementing Best Management practices

4.	A reclamation bond of approximately $3,000,000 being submitted to, approved by and maintained by the IDL prior to conducting any mining activities.

5.	Obtaining all other necessary permits and approvals from state and federal authorities (e.g. Storm Water Pollution Prevention Plan; air quality, consultation with fisheries and US Army Corp of Engineers 404 Permit and Stream Channel Alteration Permits) as required for each production process.

“With this very important milestone having been successfully achieved we are anxious to finish the last few stages of our ongoing strategic market studies and continue to advance the project as expeditiously as possible,” continued Thomas Conway.  “This is a relatively easy mine to build with a short construction time frame and we are reviewing opportunities to shorten the time to production by starting work on the FEED study and detailed engineering advance of securing all funds necessary for the CAPEX.”

The Company would like to thank the Idaho Department of Lands and the Idaho Land Board for their diligence in reviewing our permitting documentation and the attention to detail with timely responses.

Based upon the March 2016 Feasibility Study by GBM Engineers, the Bovill Kaolin Project is expected to create 100 jobs in the construction phase and 90 full time jobs over the 25+ year mine life.  The project is expected to make an appreciable contribution to Latah County and generate additional revenue for the State of Idaho.

“With respect to mineral marketing, we are very pleased with the way markets for our products are firming up,” noted Thomas Conway.  “As we have seen in recent press releases, high value applications for our halloysite developing in Europe in life science and gas absorption technologies.  Our pilot plant work indicates K-spar is poised to be the highest K2O- feldspar available, and there is a pronounced shortage of fly ash as a pozzolan in the western cement markets that bodes well for our metakaolin.  We have never felt better about our Bovill Kaolin Project.”

 A. Lamar Long, CPG, is a qualified person (“QP”) for I-Minerals Inc. and has reviewed and approved the contents of this release.

About I-Minerals Inc.

I-Minerals is developing multiple deposits of high purity, high value halloysite, quartz, potassium feldspar and kaolin at its strategically located Helmer-Bovill property in north Idaho.  A 2016 Feasibility Study on the Bovill Kaolin Deposit led by GBM Engineers LLC, who were responsible for overall project management and the process plant and infrastructure design, including OPEX and CAPEX calculated an After Tax NPV of US$249.8 million with a 25.8% After Tax IRR. Initial CAPEX was estimated at $108.3 million with a 3.7 year After Tax payback.  Other engineering services were provided by HDR Engineering, Inc. (all environmental components; hydrology / hydrogeology; road design); Tetra Tech, Inc. (tailings storage facility design); Mine Development Associates (mine modelling; ore scheduling; mineral reserve estimation); and SRK Consulting (U.S.) Inc. (mineral resource estimation).    Permitting work with the State of Idaho is well underway.

I-Minerals Inc.

Per: “Thomas M. Conway”

Thomas M. Conway, President & CEO

This News Release includes certain "forward looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Without limitation, statements regarding potential mineralization and resources, exploration results, and future plans and objectives of the Company are forward looking statements that involve various risks. Actual results could differ materially from those projected as a result of the following factors, among others: changes in the world wide price of mineral market conditions, risks inherent in mineral exploration, risk associated with development, construction and mining operations, the uncertainty of future profitability and uncertainty of access to additional capital.

Contact:	Barry Girling	Paul J. Searle, Investor Relations
	877-303-6573 or 604-303-6573 ext. 102	877-303-6573 or 604-303-6573 ext. 113
	Email: info@imineralsinc.com	Email: psearle@imineralsinc.com
Or visit our website at www.imineralsinc.com

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